Exhibit 99.1

Press Contact: Claire Cantrell claire.cantrell@kratosdefense.com Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Third Quarter 2025 Financial Results

Third Quarter 2025 Revenues of $347.6 Million Reflect 26.0 Percent Growth and 23.7 Percent Organic Growth Over Third Quarter 2024 Revenues of $275.9 Million

Unmanned Systems Third Quarter 2025 Revenues of $87.2 Million Reflect 35.8 Percent Organic Growth Over Third Quarter 2024 Revenues of $64.2 Million

Kratos Government Solutions Third Quarter 2025 Revenues of $260.4 Million Reflect 20.0 Percent Organic Growth Over Third Quarter 2024 Revenues of $211.7 Million

Third Quarter 2025 Consolidated Book to Bill Ratio of 1.2 to 1 and Bookings of $414.1 Million

Last Twelve Months Ended September 28, 2025, Consolidated Book to Bill Ratio of 1.1 to 1 and Bookings of $1.471 Billion

Increased Full Year 2026 Organic Revenue Growth Rate Forecast To 15 Percent to 20 Percent Above 2025 Forecast Full Year Revenue with Projected 100BP
Increase in Adjusted EBITDA Margin Over 2025

Provides Preliminary 2027 Organic Revenue Growth Rate Target of 18 Percent to 23 Percent Above 2026 Revenue Forecast with Projected Additional 100BP Increase in Adjusted EBITDA Margin Over 2026

SAN DIEGO, CA, November 4, 2025 – Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS), a Technology Company in the Defense, National Security and Commercial Markets, today reported its third quarter 2025 financial results, including Revenues of $347.6 million, Operating Income of $7.1 million, Net Income of $8.7 million, Adjusted EBITDA of $30.8 million and a consolidated book to bill ratio of 1.2 to 1.0.

Third quarter 2025 Net Income and Operating Income includes non-cash stock compensation expense of $9.1 million, and Company-funded Research and Development (R&D) expense of $10.0 million, including efforts in our Space, Satellite, Unmanned Systems and Microwave Electronic businesses, and expense to accrue $0.7 million related to settlement of a legal matter.

Kratos reported in the third quarter 2025 GAAP Net Income of $8.7 million and GAAP Net Income per share of $0.05, compared to GAAP Net Income of $3.2 million and GAAP Net

Income per share of $0.02, for the third quarter of 2024. Adjusted earnings per share (EPS) were $0.14 for the third quarter of 2025, compared to $0.11 for the third quarter of 2024.

Third quarter 2025 Revenues of $347.6 million increased $71.7 million, reflecting 23.7 percent organic growth from third quarter 2024 Revenues of $275.9 million. Organic revenue growth was reported in our Unmanned Systems segment of 35.8 percent and in our KGS segment of 20.0 percent. The most notable growth in our KGS Segment was in our Defense Rocket Systems and Space, Training and Cyber businesses, with organic revenue growth rates of 47.2 percent and 21.2 percent, respectively, compared to the third quarter of 2024.

Third quarter 2025 Cash Flow Used in Operations was $13.3 million, primarily reflecting the working capital requirements related to the 26.0 percent revenue growth impacting our receivables, and also including ramps in production and investments we are making related to certain development initiatives in our Unmanned Systems (KUS) segment. Free Cash Flow Used in Operations for the third quarter of 2025 was $41.3 million after funding of $28.0 million of capital expenditures.

For the third quarter of 2025, KUS generated Revenues of $87.2 million, compared to $64.2 million in the third quarter of 2024, with the increase driven by certain tactical Valkyrie shipments to an international customer. KUS’s Operating Income was $2.7 million in the third quarter of 2025, compared to Operating Income of $0.4 million in the third quarter of 2024. KUS’s Adjusted EBITDA for the third quarter of 2025 was $6.4 million, compared to $3.6 million for the third quarter of 2024, reflecting the impact of the revenue volume and mix, offset partially by the continued impact of increased material and subcontractor and labor costs on multi-year fixed price production contracts under terms which were negotiated in 2020 and 2021 that we are unable to seek recovery and which we are unable to renegotiate until the next multi-year production lot. KUS’s book-to-bill ratio for the third quarter of 2025 was 0.6 to 1.0 and 1.1 to 1.0 for the twelve months ended September 28, 2025, with bookings of $52.1 million for the three months ended September 28, 2025, and bookings of $313.2 million for the twelve months ended September 28, 2025. Total backlog for KUS at the end of the third quarter of 2025 was $302.5 million, compared to $337.6 million at the end of the second quarter of 2025.

For the third quarter of 2025, Kratos’ Government Solutions (KGS) segment Revenues of $260.4 million increased from Revenues of $211.7 million in the third quarter of 2024, reflecting a 20.0 percent organic growth rate, excluding the impact of the recent acquisition of certain assets of Norden Millimeter, Inc. The increased Revenues includes organic revenue growth across all KGS businesses, with the most notable growth in our Defense and Rocket Support business and in our Space, Training and Cyber businesses with organic revenue growth rates of 47.2 percent and 21.2 percent, respectively, over the third quarter of 2024.

KGS reported Operating Income of $13.7 million in the third quarter of 2025 compared to $13.5 million in the third quarter of 2024, primarily reflecting the mix in revenues. Third quarter 2025 KGS Adjusted EBITDA was $24.4 million, compared to third quarter 2024 KGS Adjusted EBITDA of $21.0 million, primarily reflecting the mix in revenues and resources.

KGS reported a book-to-bill ratio of 1.4 to 1.0 for the third quarter of 2025, a book to bill ratio of 1.2 to 1.0 for the last twelve months ended September 28, 2025, and bookings of $362.0 million and $1.158 billion for the three and last twelve months ended September 28, 2025, respectively. KGS’s total backlog was $1.178 billion at the end of the third quarter of 2025, compared to $1.076 billion at the end of the second quarter of 2025.

Kratos reported consolidated bookings of $414.1 million and a book-to-bill ratio of 1.2 to 1.0 for the third quarter of 2025, and consolidated bookings of $1.471 billion and a book-to-bill ratio of 1.1 to 1.0 for the last twelve months ended September 28, 2025. Consolidated backlog was $1.480 billion on September 28, 2025, as compared to $1.414 billion on June 29, 2025. Kratos’ bid and proposal pipeline was $13.5 billion at September 28, 2025, as compared to $13.0 billion at June 29, 2025. Backlog at September 28, 2025, included funded backlog of $1.234 billion and unfunded backlog of $246.3 million.

Eric DeMarco, Kratos’ President and CEO, said, “Our Q3 financial results are representative of the increasing demand for Kratos’ military grade hardware, systems and software to support U.S. National Security and its allies. Also reflective of this demand, we are once again increasing our full year 2025 revenue guidance, and we are increasing our full year 2026 organic revenue growth forecast up to 15 percent to 20 percent above our expected increased annual 2025 revenue. Additionally, we are providing a preliminary 2027 organic revenue growth target of 18 percent to 23 percent above this increased 2026 estimated revenue range. We are also expecting EBITDA margin expansion for both 2026 and 2027, as we scale the business and transition to more profitable contracts, with EBITDA margins expected to increase even as we continue to make significant bid, proposal and other new opportunity related investments as we have in 2025, as we pursue multiple large new program opportunities.”

Mr. DeMarco continued, “The industry and Kratos are at the beginning of a generational and structural multi-year/decade recapitalization and rebuild of the west’s National Security apparatus to address the existing geopolitical threat environment and to deter and defeat our enemies. Congress, the Administration and the Pentagon are aligned to rebuild the U.S. Defense Industrial base and reform the procurement system, as represented in Presidential Executive Orders, the Senate FoRGED Act, the House SPEED Act and the Department of War’s initiatives to improve the acquisition process. We believe that these changes are incredibly positive for our country and for Kratos and are a key element in our confidence in building a highly valuable, multi-billion dollar National Security technology company.”

Mr. DeMarco added, “Also importantly for the industry and Kratos, recent Missile Technology Control Regime (MTCR) rule changes by the U.S. Government reclassify certain high-endurance unmanned aerial systems to be reviewed similar to manned fighter aircraft like the F-35 – sold widely to allies internationally – removing the current, strict “strong presumption of denial” for certain MTCR Category 1 items. This U.S. policy shift aims to facilitate transfers of U.S.- made drone systems and technology to allies and partners to bolster their defense capabilities, strengthen U.S. competitiveness and deter adversaries.”

Mr. DeMarco went on, “To take advantage of this generational opportunity set and policy changes, Kratos is currently making significant investments in facilities, plant, and equipment to rapidly scale and support major new program wins we have received, including Anaconda, Helios and Poseidon, and those we expect to receive, as well as to support our forecasted expected future growth, including beyond 2027. We continue to be presented with new multi-year/decade billion-dollar potential opportunities, certain of which we plan on pursuing, assuming the business case and expected rate of return on Kratos capital invested is acceptable. We believe that Kratos’ strategy and business model is balanced, including making investments, rapidly organically growing the Company, while also generating significant profitability, with line of sight on building an incredibly valuable business that generates significant future cash flow.”

Mr. DeMarco concluded, “We have been executing our strategy for over 15 years and today, Kratos is the industry leader in jet drones, hypersonic systems, jet engines for drones and missiles, and satellite C2 systems. Kratos is a military-grade, multi-platform product and hardware company built in anticipation of the modern needs of the U.S. Government, Russia/Ukraine/Europe type situations and the China threat, all of which has made our customers realize that they need what Kratos has, does and can do. We are routinely told that there is no other company like Kratos that shares our business model, capabilities, opportunities and responsibility, and our entire organization is incredibly proud and honored to support our country and its warfighters.”

Financial Guidance
We are providing our initial 2025 fourth quarter guidance, increasing our full year 2025 Revenue guidance range and affirming our full year Adjusted EBITDA guidance range, which includes our assumptions, including as related to: current forecasted business mix, employee sourcing, hiring and retention; manufacturing, production and supply chain disruptions; parts shortages and related continued significant cost and price increases in each of these areas, that are impacting the industry and Kratos. We are also making significant investments in bid, proposal and other new program opportunity areas which are currently adversely impacting our profit margins. These investments are expected to continue at least into Kratos’ fiscal 2026, as our opportunity pipeline continues to increase. We are adjusting our full year free cash flow and operating cash flow estimates primarily as a result of the organic revenue growth we are experiencing and the related future contractual payment milestones and other expected customer payments, and also reflecting Kratos making certain long-lead material purchases ahead of contract funding award to meet customer execution timelines, which has resulted in an increase in our customer accounts receivable balances. Additionally, the Federal government shutdown and its impact on government program, administrative and other offices and functions, including the impact to certain milestones, has resulted in certain expected government contract receivable payment dates to be delayed, resulting in an increase in customer accounts receivable days sales outstanding. The collection of these accounts receivable is expected in the future, with a delay in the timing of the payments expected as a result of the Federal government shutdown. Additionally, certain of the new facility construction, existing facility expansion, machinery, equipment and other capital expenditures and investments we had planned for 2025, are now expected to be incurred in 2026, including as a result of our managing the Company’s cash expenditures to the degree that we can control, which has resulted in a reduction in our full year 2025 capital expenditure forecast.

Kratos’ operating cash flow guidance also assumes certain investments in our Rocket Systems and Unmanned Systems businesses related to the procurement of rocket and related systems and the completion of certain derivatives of our unmanned systems vehicles, of approximately $25 to $30 million. In summary, Kratos is making the required investments to profitably grow the business and take advantage of this generational recapitalization and rebuild of the U.S. and its allies’ defense industrial base and capabilities.

Our fourth quarter and full year 2025 guidance ranges are as follows:

Current Guidance Range
$M	Q425	FY25
Revenues	$320 - $330	$1,320 - $1,330
R&D	$10 - $11	$40 - $42
Operating Income	$5 - $10	$26 - $30
Depreciation	$10 - $11	$37 - $38
Amortization	$3 - $4	$13 - $14
Stock Based Compensation	$8 - $9	$35 - $36
Adjusted EBITDA	$29 - $34	$114 - $120
Operating Cash Flow		$10 - $20
Capital Expenditures		$105 - $115
Free Cash Flow Use		($95 - $105)

We are increasing our full year 2025 revenue guidance from $1,290 - $1,310 million to $1,320 to $1,330 million, reflecting estimated increased volume, and maintaining our Adjusted EBITDA guidance, reflecting the expected mix of revenues and an elevated level of new opportunity pursuit costs and other investments. We are increasing our previously communicated 2026 full year organic revenue growth forecast from the previously forecasted 13 percent to 15 percent full year 2026 revenue growth over full year 2025 projected revenue, up to 15 percent to 20 percent above 2025 forecast full year revenue. For Kratos fiscal 2026, we currently expect the second half of the fiscal year to be stronger than the first half, including as a result of the federal government shutdown and its impact on customer program, administrative and other functions, timing of receipt by Kratos of long lead items and subcontractor provided components and subsystems, including as related to Kratos hypersonic, rocket systems and propulsion systems business areas. We are also forecasting an approximate 100 basis point Adjusted EBITDA margin rate increase for full year 2026 over full year 2025, as we grow the business, transition to more profitable contracts, and transition from development to production on certain programs. We are expecting this increase in Kratos’ margin rates even as we expect to continue to invest significant amounts in bid, proposal and other new opportunity pursuit costs, which are key to our current and expected future organic growth rates. For Kratos’ first quarter of fiscal 2026, we are currently forecasting a revenue range of $330 to $ 340 million.

We are also providing an initial 2027 full year organic revenue growth rate target of 18 percent to 23 percent above the full year 2026 revenue forecast we provided today, and we are forecasting an additional approximate 100 basis point increase in fiscal year 2027 Adjusted EBITDA margin rates above our currently forecasted 2026 Adjusted EBITDA margin rates.
Management will discuss the Company’s financial results on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. The call will be available at www.kratosdefense.com. Participants may register for the call using this Online Form Upon registration, all telephone participants will receive the dial-in number along with a unique PIN that can be used to access the call. For those who cannot access the live broadcast, a replay will be available on Kratos’ website.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a technology, products, system and software company addressing the defense, national security, and commercial markets. Kratos makes true internally funded research, development, capital and other investments, to rapidly develop, produce and field solutions that address our customers’ mission critical needs and requirements. At Kratos, affordability is a technology, and we seek to utilize proven, leading edge approaches and technology, not unproven bleeding edge approaches or technology, with Kratos’ approach designed to reduce cost, schedule and risk, enabling us to be first to market with cost effective solutions. We believe that Kratos is known as an innovative disruptive change agent in the industry, a company that is an expert in designing products and systems up front for successful rapid, large quantity, low-cost future manufacturing which is a value add competitive differentiator for our large traditional prime system integrator partners and also to our government and commercial customers. Kratos intends to pursue program and contract opportunities as the prime or lead contractor when we believe that our probability of win (PWin) is high and any investment required by Kratos is within our capital resource comfort level. We intend to partner and team with a large, traditional system integrator when our assessment of PWin is greater or required investment is beyond Kratos’ comfort level. Kratos’ primary business areas include virtualized ground systems for satellites and space vehicles including software for command & control (C2) and telemetry, tracking and control (TT&C), jet powered unmanned aerial drone systems, hypersonic vehicles and rocket systems, propulsion systems for drones, missiles, loitering munitions, supersonic systems, space craft and launch systems, C5ISR and microwave electronic products for missile, radar, missile defense, space, satellite, counter UAS, directed energy, communication and other systems, and virtual & augmented reality training systems for the warfighter. For more information, visit www.KratosDefense.com

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its fourth quarter and full year 2025 revenues, R&D, operating income, depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and full year 2025 operating cash flow, capital expenditures, and free cash flow, forecasted company and business unit organic revenue growth, estimated revenue and organic revenue growth for 2026 and 2027, EBITDA margins in 2026 and 2027, future initiation of higher margin programs and negotiation of lower margin contracts which are expected to be renewed in the future, expected future investments in property, plant, facilities, and equipment, the Company’s bid and proposal pipeline and backlog, including the Company’s ability to timely execute on its backlog, demand for its products and services, including the Company’s alignment with today’s National Security requirements and the positioning of its C5ISR and other businesses, ability to successfully compete and expected new customer awards, the impact of the Company’s restructuring efforts and cost reduction measures, the availability and timing of government funding for the Company’s offerings, availability of an experienced skilled workforce, inflation and increased costs, risks related to potential cybersecurity events or disruptions of our information technology systems, and delays in our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the unmanned aerial systems and unmanned ground sensor markets do not experience significant growth; risks that products we have developed or will develop will not become programs of record; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoD Cybersecurity Maturity Model Certification; risks relating to the ongoing conflict in Ukraine and the Israeli-Palestinian military conflict; risks to our business in Israel; risks related to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and compete in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business, including with respect to our ability to recruit and retain sufficient numbers of qualified personnel to execute on our programs and contracts, as well as expected contract awards and risks related to increasing interest rates and risks related to the interest rate swap contract to hedge Term SOFR associated with the Company’s Term Loan A; currently unforeseen risks associated with any public health crisis, and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 29, 2024, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics
This news release contains non-GAAP financial measures, including organic revenue growth rates, Adjusted EPS (computed using income before income taxes, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes, but is not limited to, legal related items, non-recoverable rates and costs, and foreign transaction gains and losses, less the estimated impact to income taxes) and Adjusted EBITDA (which excludes, among other things, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures plus proceeds from sale of assets and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period.

The Company believes that the rolling or last twelve months’ Book to Bill Ratio is meaningful since the timing of quarter-to-quarter bookings can vary.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29
	2025	2024	2025	2024

Service revenues	$117.4	$103.9	$354.7	$316.9
Product sales	230.2	172.0	647.0	536.3
Total revenues	347.6	275.9	1,001.7	853.2
Cost of service revenues	91.2	76.7	274.1	232.9
Cost of product sales	179.3	130.0	503.1	402.9
Total costs	270.5	206.7	777.2	635.8
Gross profit - service revenues	26.2	27.2	80.6	84.0
Gross profit - product sales	50.9	42.0	143.9	133.4
Total gross profit	77.1	69.2	224.5	217.4

Selling, general and administrative expenses	54.5	47.9	160.9	147.9
Merger and acquisition expenses	0.2	0.2	0.2	0.2
Research and development expenses	10.0	9.9	30.2	29.7
Depreciation	2.9	2.5	8.5	7.1
Amortization of intangible assets	2.4	2.2	7.3	6.5
Operating income	7.1	6.5	17.4	26.0
Interest income (expense), net	4.6	—	2.5	(2.7)
Other income (expense), net	0.2	(0.7)	2.0	(0.8)
Income before income taxes	11.9	5.8	21.9	22.5
Provision for income taxes	3.2	2.6	5.8	10.1
Net income	$8.7	$3.2	$16.1	$12.4

Basic income per common share	$0.05	$0.02	$0.10	$0.08

Diluted income per common share	$0.05	$0.02	$0.10	$0.08

Weighted average common shares outstanding:
Basic	170.5	152.6	160.1	147.8
Diluted	172.9	154.1	162.3	147.8
Adjusted EBITDA (1)	$30.8	$24.6	$85.8	$80.5

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income adjusted for net interest income (expense), provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction loss.

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income (loss) or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for unused, excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net Income to Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29
	2025	2024	2025	2024

Net income	$8.7	$3.2	$16.1	$12.4
Interest expense, net	(4.6)	—	(2.5)	2.7
Loss on extinguishment of debt	0.5	—	0.5	—
Provision for income taxes	3.2	2.6	5.8	10.1
Depreciation (including cost of service revenues and product sales)	9.5	8.1	26.8	23.5
Stock-based compensation	9.1	7.2	26.4	23.0
Foreign transaction loss	(0.1)	0.9	0.6	1.2
Amortization of intangible assets	2.4	2.2	7.3	6.5
Amortization of capitalized contract and development costs	1.2	0.2	3.0	0.9
Acquisition and restructuring related items and other	0.2	0.2	0.2	0.2
Resolution of previously recorded contingent liability	—	—	(1.1)	—
Litigation fees and legal related items	0.7	—	2.7	—

Adjusted EBITDA	$30.8	$24.6	$85.8	$80.5

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29
	2025	2024	2025	2024
Revenues:
Unmanned Systems	$87.2	$64.2	$223.5	$209.4
Kratos Government Solutions	260.4	211.7	778.2	643.8
Total revenues	$347.6	$275.9	$1,001.7	$853.2

Operating income (loss)
Unmanned Systems	$2.7	$0.4	$0.7	$3.6
Kratos Government Solutions	13.7	13.5	43.3	45.6
Unallocated corporate expense, net	(9.3)	(7.4)	(26.6)	(23.2)
Total operating income	$7.1	$6.5	$17.4	$26.0

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for the employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income (Loss) to Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29
	2025	2024	2025	2024
Unmanned Systems
Operating income (loss)	$2.7	$0.4	$0.7	$3.6
Other income	—	—	0.1	0.1
Depreciation	2.5	2.2	7.5	6.9
Amortization of intangible assets	0.9	1.0	2.9	3.0
Amortization of capitalized contract and development costs	0.3	—	0.3	0.1
Resolution of previously recorded contingent liability	—	—	(0.3)	—
Litigation fees and legal related items	—	—	0.5	—
Adjusted EBITDA	$6.4	$3.6	$11.7	$13.7
% of revenue	7.3%	5.6%	5.2%	6.5%

Kratos Government Solutions
Operating income	$13.7	$13.5	$43.3	$45.6
Other income	0.4	0.2	2.8	0.3
Depreciation	7.0	5.9	19.3	16.6
Amortization of intangible assets	1.5	1.2	4.4	3.5
Amortization of capitalized contract and development costs	0.9	0.2	2.7	0.8
Acquisition and restructuring related items and other	0.2	—	0.2	—
Resolution of previously recorded contingent liability	—	—	(0.8)	—
Litigation fees and legal related items	0.7	—	2.2	—
Adjusted EBITDA	$24.4	$21.0	$74.1	$66.8
% of revenue	9.4%	9.9%	9.5%	10.4%

Total Adjusted EBITDA	$30.8	$24.6	$85.8	$80.5
% of revenue	8.9%	8.9%	8.6%	9.4%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	September 28,	December 29,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$565.9	$329.3
Accounts receivable, net	136.3	117.5
Unbilled receivables, net	287.1	206.3
Inventoried costs, net	180.0	162.1
Prepaid expenses	14.8	18.0
Other current assets	52.9	38.9
Total current assets	1,237.0	872.1
Property, plant and equipment, net	342.5	288.2
Operating lease right-of-use assets	42.0	37.6
Goodwill	595.0	568.9
Intangible assets, net	57.2	53.8
Other assets	149.6	130.3
Total assets	$2,423.3	$1,950.9
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$66.2	$82.0
Accrued expenses	66.8	38.8
Accrued compensation	68.7	71.9
Billings in excess of costs and earnings on uncompleted contracts	64.2	76.3
Current portion of operating lease liabilities	12.2	11.3
Current portion of finance lease liabilities	2.8	1.9
Other current liabilities	6.5	14.5
Total current liabilities	287.4	296.7
Long-term debt	—	174.6
Operating lease liabilities, net of current portion	33.3	29.8
Finance lease liabilities, net of current portion	86.0	64.4
Other long-term liabilities	35.1	32.2
Total liabilities	441.8	597.7
Commitments and contingencies
Stockholders’ equity:
Common stock	0.2	0.2
Additional paid-in capital	2,627.0	2,017.4
Accumulated other comprehensive income (loss)	2.1	(0.5)
Accumulated deficit	(647.8)	(663.9)
Total Kratos stockholders’ equity	1,981.5	1,353.2
Total liabilities and stockholders’ equity	$2,423.3	$1,950.9

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended
	September 28,	September 29,
	2025	2024
Operating activities:
Net income	$16.1	$12.4
Adjustments to reconcile income to net cash used in operating activities:
Depreciation and amortization	34.1	30.0
Amortization of lease right-of-use-assets	9.0	8.8
Deferred income taxes	(0.1)	0.1
Stock-based compensation	26.4	23.0
Loss on extinguishment of debt	0.5	—
Amortization of deferred financing costs	0.4	0.5
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(16.5)	16.2
Unbilled receivables	(80.5)	(6.0)
Inventoried costs	0.9	(2.0)
Prepaid expenses and other assets	(31.5)	(35.5)
Operating lease liabilities	(8.8)	(9.0)
Accounts payable	(14.3)	(3.4)
Accrued expenses	28.2	(4.1)
Accrued compensation	(3.0)	4.6
Billings in excess of costs and earnings on uncompleted contracts	(14.7)	(39.9)
Income tax receivable and payable	1.0	5.7
Other liabilities	(1.4)	2.7
Net cash used in operating activities	(54.2)	4.1
Investing activities:
Cash paid for acquisitions, net of cash acquired	—	(11.5)
Capital expenditures	(71.1)	(44.6)
Net cash used in investing activities	(71.1)	(56.1)
Financing activities:
Borrowing under credit facility	—	10.0
Repayment under credit facility and term loan	(185.0)	(50.0)
Proceeds from the issuance of common stock, net of issuance costs	555.9	330.7
Payments under finance leases	(1.4)	(1.0)
Payments of employee taxes withheld from share-based awards	(19.2)	(17.3)
Proceeds from shares issued under equity plans	9.9	8.2
Net cash provided by financing activities	360.2	280.6
Net cash flows	234.9	228.6
Effect of exchange rate changes on cash and cash equivalents	1.7	0.1
Net increase in cash and cash equivalents	236.6	228.7
Cash and cash equivalents at beginning of period	329.3	72.8
Cash and cash equivalents at end of period	$565.9	$301.5

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income and adjusted income per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income before amortization of intangible assets, depreciation, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs.* Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2025	2024	2025	2024
Net income	$8.7	$3.2	$16.1	$12.4
Less: GAAP provision for income taxes	3.2	2.6	5.8	10.1
Income before taxes	11.9	5.8	21.9	22.5
Add: Amortization of intangible assets	2.4	2.2	7.3	6.5
Add: Amortization of capitalized contract and development costs	1.2	0.2	3.0	0.9
Add: Depreciation	9.5	8.1	26.8	23.5
Add: Stock-based compensation	9.1	7.2	26.4	23.0
Add: Loss on extinguishment of debt	0.5	—	0.5	—
Add: Foreign transaction (gain) loss	(0.1)	0.9	0.6	1.2
Add: Acquisition and restructuring related items and other	0.2	0.2	0.2	0.2
Non-GAAP Adjusted income before income taxes	34.7	24.6	86.7	77.8
Income taxes on Non-GAAP measure Adjusted income*	10.4	7.4	26.4	23.7
Non-GAAP Adjusted net income	$24.3	$17.2	$60.3	$54.1

Diluted earnings per common share	$0.05	$0.02	$0.10	$0.08
Less: GAAP provision for income taxes	0.02	0.02	0.04	0.07
Add: Amortization of intangible assets	0.01	0.01	0.04	0.04
Add: Amortization of capitalized contract and development costs	0.01	—	0.02	0.01
Add: Depreciation	0..06	0.05	0.17	0.16
Add: Stock-based compensation	0.05	0.05	0.16	0.16
Add: Loss on extinguishment of debt	—	—	—	—
Add: Foreign transaction (gain) loss	—	0.01	—	0.01
Add: Acquisition and restructuring related items and other	—	—	—	—
Income taxes on Non-GAAP measure Adjusted income*	(0.06)	(0.05)	(0.16)	(0.16)
Adjusted income per diluted common share	$0.14	$0.11	$0.37	$0.37

Weighted average diluted common shares outstanding	172.9	154.1	162.3	147.8

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted income before income taxes and recalculating the income tax provision, including current and deferred income taxes, using the Adjusted income before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.
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